UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Willbros Group, Inc.
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Supplemental Information Regarding Proposal One, Election of Directors, and Proposal Three, Approval of Amendment Number 4 to the Willbros Group, Inc. Amended and Restated 2006 Director Restricted Stock Plan

Commencing May 15, 2012, Willbros Group, Inc. sent the following communication to certain stockholders:

Dear Fellow Stockholder:

Re: Willbros Group, Inc.’s Annual Meeting of Stockholders to be held on May 23, 2012

I want to bring a very important matter to your attention. Last week Institutional Shareholder Services, ISS, recommended a vote AGAINST the election of Robert R. (Randy) Harl and Edward J. (Jed) DiPaolo as directors of Willbros Group, Inc. citing concerns about internal financial controls. The principal reason cited for the recommendation against Messrs. Harl and DiPaolo was lack of oversight by our Audit Committee, although neither is on the Audit Committee. Your Board unanimously disagrees with this recommendation. We want to assure you that your Board is strongly committed to the highest standards of financial control and accountability and we have a track record to prove it.

Please consider the following:

Willbros has Strong Internal Controls

Our Audit Committee is comprised of qualified members, each of whom has been determined to be “financially literate,” as required by the NYSE listing standards. Moreover, all of our Audit Committee members meet the more stringent SEC definition of “Audit Committee Financial Expert.” Additionally, each member has spent his career gaining deep finance and accounting experience and provides technical expertise and meaningful oversight that is important to the future success of the Company.

ISS cites that the Company has had multiple material weaknesses. The reality is that, since 2008, Willbros has reported TWO material weaknesses, one of which is fully remediated. The Company did report a number of material weaknesses prior to 2008. These material weaknesses arose in connection with the Company’s international operations, principally in Nigeria and pre-dated Messrs. Harl and DiPaolo joining the Board. These material weaknesses, attributed to legacy issues which also resulted in SEC and Department of Justice (DOJ) investigations, were resolved after Mr. Harl joined the Company in 2006 as President. Under his leadership, the Company met the stringent requirements and recommendations of a 30-month monitorship in which a DOJ-appointed monitor performed extensive testing of the Company’s internal controls, among other tests. The monitorship recommendations, which introduced 85 new policies along with supporting processes and procedures, led to a sea change in the control and compliance environment at Willbros. We believe the Company could not have successfully completed this rigorous monitorship without strong internal controls and appropriate Audit Committee oversight. Further, the probability of a material control issue is greatly reduced compared to the environment which existed when this management team came on board. Finally, our newly appointed independent auditor found our financial statements present fairly, in all material respects, our financial position, results of operations and cash flows at December 31, 2011 and for the year then ended.

The Company Fully Remediated the Material Weakness Identified in 2010

The 2010 Canadian material weakness, now fully remediated, related to project management and estimating. It was remediated with new cost, scheduling and estimating software and management systems along with an upgraded management team, including a country financial officer with direct reporting responsibility to the Company’s CFO.

Your Board Responded Decisively

A material weakness, due to the failure to maintain effective internal controls over the completeness and accuracy and presentation of the accounting for income taxes, was identified during the 2011 audit process. This resulted in the restatement of our unaudited financial results for interim periods in 2011. The Company’s remediation plan, which is already in process, includes:

•	Hiring of a new experienced Tax Director (now in place) to lead the Company’s tax department, with responsibility for direction and oversight of all income tax functions;

•

Enhancing standardized documentation and processes in the income tax provision area, including the implementation of automated tax software, the completion of a Tax Basis Balance Sheet and the review and approval of related journal entries by experienced tax and finance personnel;

•	Committing to reevaluation of existing roles and responsibilities within the tax function to ensure they are staffed by appropriate personnel; and

•	Engaging Deloitte Tax LLP, a big four public accounting firm, to assist in improving our tax process efficiency, and enhancing tax compliance.

Messrs. Harl and DiPaolo Deserve Your Vote

Mr. Harl joined the Board in 2006. The material weaknesses cited by ISS relate principally to matters that Mr. Harl has worked extensively to resolve since he joined Willbros. It would be a grave injustice to vote against Mr. Harl on account of matters that he has been instrumental in correcting. The Board has every confidence in Mr. Harl’s leadership and recommends a vote FOR his election to the board.

Mr. DiPaolo joined the board in 2009 and brings important industry and international experience to the oversight of the Company’s operations. One proxy advisory firm has recommended a vote against Mr. DiPaolo on account of his service on the Compensation Committee. Yet, that firm acknowledges that “the Company has made a number of positive changes to its compensation program during the past year . . .” Mr. DiPaolo, who chairs our Nominating/Corporate Governance Committee, has been instrumental in making many of the cited positive changes. The Board strongly recommends a vote FOR his election to the board.

2006 Director Restricted Stock Plan

Your Board has specifically addressed the concern of ISS. The Board has amended the 2006 Director Restricted Stock Plan to address the liberal definition of a change-in-control and align it more closely with shareholder interests, and filed that amendment with the SEC.

Please consider the changes the Board has made to align this plan with shareholder interests and vote FOR amending the 2006 Director Restricted Stock Plan.

A Vote FOR Management is Warranted

Management and the Board recognize that a strong control and compliance environment is essential to the long-term health and success of the Company. The remediation of governance and control issues (many pre-dating the appointment of this management team) under the leadership of Mr. Harl, with the full support of your Board of Directors, has strengthened the Company. Management reported in its last call with investors that operating performance had improved significantly and is expected to maintain a very positive trajectory. The Company has guided to positive operating performance in all three segments for 2012. We have a vastly improved balance sheet, with more significant debt reduction planned for this year. This positive outlook is driven by the creation of a strong and positive culture and the correct focus by management. We believe the ISS report is ill-advised and misinformed; it steps over the line and is punitive in nature, since neither Mr. Harl nor Mr. DiPaolo serve on the Audit Committee. We feel it important that you are fully informed prior to making such an important decision. Your Board believes the loss of the services of Messrs. Harl and DiPaolo would harm shareholder interests. Further, we believe our Audit Committee has been both supportive and vigilant in our efforts to ensure a strong control and compliance environment. I urge you to consider the information above and to vote FOR the election of both Mr. Harl and Mr. DiPaolo.

Sincerely,

/s/ John T. McNabb II

John T. McNabb II

Chairman of the Board

Willbros Group, Inc.